UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2012

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 — RESULTS OF OPERATION AND FINANCIAL CONDITION

On October 26, 2012, ImmunoGen, Inc. (Nasdaq: IMGN) issued a press release to announce the company’s financial results for the quarter ended September 30, 2012.  The press release announcing financial results for the quarter ended September 30, 2012 is included as Exhibit 99.1 and incorporated herein by reference.

ITEM 8.01 — OTHER EVENTS

We are entitled to receive royalties based on worldwide sales of trastuzumab emtansine (T-DM1) by Genentech and its sublicensees.

The royalty term is determined on a country-by-country basis, and is initially 10 years from the date of first commercial sale of T-DM1 in the country. If, on such 10th anniversary, T-DM1 is covered by a valid claim under any patents controlled by us (excluding patents jointly owned by us and Genentech), then royalties remain payable on sales of T-DM1 in that country for an additional 2 years and no more.

The following two territories are used in our agreement with Genentech to determine the T-DM1 sales levels for the calculation of the applicable tiered royalty levels: (1) the United States of America and (2) the rest of the world. Royalties on sales of T-DM1 are determined based on annual calendar year net sales in each territory in accordance with a tiered structure calculated separately in each of the two territories as follows:

•                                          3% of net sales up to $250 million;

•                                          3.5% of net sales above $250 million and up to $400 million;

•                                          4% of net sales above $400 million and up to $700 million; and

•                                          5% of net sales above $700 million.

Royalties will be reduced to a flat 2% of net sales in any country at any time during the royalty term in which T-DM1 is not covered by a valid claim under any patents controlled by us (excluding patents jointly owned by us and Genentech or solely owned by Genentech) in such country.

The license agreement also provides for certain adjustments to the royalties payable to us if:

•                                          Genentech makes certain third party license payments in order to exploit the TAP technology components of T-DM1, although such adjustments would in no event reduce the royalties payable for any country below the greater of 50% of the royalties otherwise payable with respect to sales of T-DM1 in such country, or 2% of net sales in such country; or

•                                          a third party obtains regulatory approval in a country to market and sell a product containing a conjugate of an anti-HER2 antibody with a maytansinoid, in which case royalties will be reduced to a flat 1% of net sales of T-DM1 in such country during the royalty term as long as such competing product has not been withdrawn from the market in such country.

We are currently unaware of any facts or circumstances that would give rise to the adjustments described in either of the above two bullets at this time.

This report includes forward-looking statements concerning the royalty payments that we will be entitled to receive in connection with sales of T-DM1 that are based on management’s current expectations. Factors that could cause such information to change include future developments concerning the applicability of our intellectual property or third party intellectual property to the manufacture, sale or use of T-DM1 in any particular country, or the introduction of competing products in any particular country. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this report.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d): The following exhibit is being furnished herewith:

Exhibit No.	Exhibit

99.1	Press Release of ImmunoGen, Inc. dated October 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.
(Registrant)

Date: October 26, 2012	/s/ Gregory Perry

Gregory Perry
Executive Vice President and Chief Financial Officer